Exhibit 99.1

VISTAPRINT PROMOTES CIO WENDY CEBULA

TO CHIEF OPERATING OFFICER

Alex Schowtka, the Current COO, to Leave VistaPrint March 30th

Hamilton, Bermuda — December 6, 2006 — VistaPrint Limited (Nasdaq: VPRT), the leading online supplier of high-quality graphic design services and customized printed products to small businesses and consumers, today announced the promotion of Wendy Cebula to the role of executive vice president and chief operating officer, effective January 3, 2007.

Cebula is a six-year veteran member of the VistaPrint senior management team, currently serving as executive vice president and chief information officer. Prior to joining VistaPrint, Cebula held senior management positions at MotherNature.com, an online natural products retailer, and database marketing and analytics positions at Partner’s First, a direct-to-consumer credit card and financial services company. Cebula holds a B.S. degree in Finance from Rochester Institute of Technology.

Robert Keane, VistaPrint’s president and CEO noted that “Wendy has distinguished herself by a six-year VistaPrint track record of attracting, motivating and leading other senior technology executives, and by her unwavering commitment to operational excellence. I look forward to continuing to work closely with Wendy and her team as VistaPrint continues to build for the future.”

VistaPrint also announced that the Company’s current Chief Operating Officer, Alex Schowtka, has decided to leave the Company to spend more time with his family. Schowtka will step down as COO effective January 3, 2007, and will continue with the Company through March 30, 2007 to ensure an orderly transition of his responsibilities.

“My seven-plus years at VistaPrint have been tremendously rewarding, both professionally and personally,” said Schowtka. “The pace of growth has been incredible, and the opportunity for the future has never been greater. It has been a true pleasure working with Robert and the rest of the VistaPrint management team. While I will miss working with such a talented group of individuals throughout the Company, it’s time for me to focus on my family. I leave the post of COO in excellent hands. Wendy is a gifted technologist, operationally focused and a strong leader of leaders.”

“Alex has not only contributed greatly to the growth of the Company, he is a close, personal friend to many of us, and we will miss his daily presence” said Keane. “But while it is never easy to part from a long-time colleague, we are fortunate that Alex has developed a deep and broad management team who will continue to lead VistaPrint’s technology and manufacturing operations. Equally important, Alex is leaving an extensive cultural legacy, ranging from analytical rigor and fact-based decision making to a passion for excellence and intelligence. I am confident that this cultural DNA will positively influence the behaviors of current and future generations of VistaPrint management for a very long time to come.”

About VistaPrint

VistaPrint Limited (Nasdaq:VPRT) is the leading online supplier of high-quality graphic design services and customized printed products to small businesses and consumers. VistaPrint offers custom designed, full-color, low-cost printed products even in small quantities. Over 8 million small businesses and consumers have already chosen VistaPrint for products ranging from business cards and brochures to invitations and thank you cards. Products are printed at VistaPrint’s two state-of-the-art plants in North America and Europe that total over 120,000 square feet of production space. A global Company, VistaPrint employs more than 700 people and operates 17 localized Web sites serving over 120 countries around the world. A broad range of design options are available online at www.vistaprint.com. VistaPrint’s printed products are satisfaction guaranteed.

This press release contains information about future expectations, plans and prospects of our management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including without limitation statements regarding management transition and the impact on future growth and development. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors that are discussed in our Annual Report on Form 10-K for the year ended June 30, 2006, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and other documents periodically filed with the SEC. In addition, the statements in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations and beliefs to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

VistaPrint, the VistaPrint logo and VistaPrint.com are registered trademarks of VistaPrint. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

Contact:

VistaPrint Limited

Investor Relations:

Angela White, 781-734-2480

ir@vistaprint.com

or

Media Relations:

Manya Chait, 781-547-6319

publicrelations@vistaprint.com